Amendment and Addendum

to

Restructuring Agreement

This Amendment and Addendum to Restructuring Agreement (this “Amendment”) is made as of August 29, 2006 by and among (a) Exabyte Corporation, a Delaware corporation (the “Company”), and (b) each holder (each a “Noteholder,” and collectively, the “Noteholders”) of a 10% Secured Convertible Subordinated Note due September 30, 2010 (each a “Note,” and collectively, the “Notes”) of the Company, and amends that certain Restructuring Agreement dated August __, 2006 by and among Exabyte and each Noteholder (the “Restructuring Agreement”). Any terms used herein and not defined shall have the meanings given in the Restructuring Agreement.

AGREEMENT

In consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          The date specified in Section 2(b)(1) of the Restructuring Agreement is amended to “December 31, 2006.”

2.          The Noteholders hereby consent and agree to the release and termination, contingent upon the consummation of the Acquisition and payment of the Settled Obligations to each Noteholder signing the Restructuring Agreement, of any and all security interests of the Noteholders created pursuant to that certain Security Agreement dated October 31, 2005 by and among the Company and the Noteholders (the “Security Agreement”). Each Noteholder authorizes the Company, upon the consummation of the Acquisition and payment of the Settled Obligations, to file with the Delaware Secretary of State a UCC-3 financing statement termination for the purpose of (a) terminating the UCC-1 financing statement filed with the Delaware Secretary of State on or about October 31, 2005 listing the Noteholders as secured party and the Company as debtor, and (b) releasing the Noteholders’ security interest in the Collateral (as such term is defined in the Security Agreement).

3.          Each Noteholder consents to the Acquisition, and agrees to vote, as described in Section 7 of the Notes, the principal amount of any Notes held by such Noteholder in favor of the Acquisition.

4.          Contingent upon the consummation of the Acquisition and payment of the Settled Obligations, each Noteholder hereby waives its rights as a “Senior Lender” pursuant to that certain Intercreditor and Subordination Agreement dated October 31, 2005 by and among the Company, the Noteholders, Wells Fargo Bank, National Association, and Imation Corp.

5.          Other than as set forth above, the Restructuring Agreement shall continue in full force and effect.

6.          This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but which together constitute one and the same Amendment. A facsimile or other electronically delivered signature to this Amendment shall be deemed an original and shall be binding upon the party so executing.

[signature page follows]

The parties have entered into this Amendment and Addendum to the Restructuring Agreement as of the date above written.

EXABYTE CORPORATION

By:

Its:

CONVERTIBLE NOTEHOLDER:

Name of Convertible Noteholder:

Signature of Authorized Signatory for Convertible Noteholder:

Title of Authorized Signatory:

Phone Number:

Fascimile Number:

Email address of Authorized Signatory:

Address for Notice of Investing Entity: